Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Synalloy Reports Third Quarter 2019 Results

Richmond, Virginia, November 12, 2019...Synalloy Corporation (Nasdaq: SYNL), today announced net sales for the third quarter of 2019 of $73.6 million. This represents a decrease of $4.2 million or 5.3% when compared to net sales for the third quarter of 2018. Excluding net sales of ASTI, net sales for the third quarter of 2019 decreased $12.6 million, or 16.2% compared to net sales for the third quarter of 2018. Net sales for the first nine months of 2019 were $237.2 million, an increase of $29.1 million or 14.0% from the first nine months of 2018. Excluding net sales of ASTI (for the nine months ended September 30, 2019) and Munhall-Galvanized (for the first six months of 2019), net sales for the first nine months of 2019 decreased $10.4 million, or 5.0% compared to net sales for the first nine months of 2018.
For the third quarter of 2019, the Company recorded a net loss of $1.0 million, or $0.11 loss per diluted share, compared to net income of $5.0 million, or $0.56 per diluted share for the third quarter of 2018. Excluding the financial results of ASTI, net income for the third quarter of 2019 decreased $6.8 million, or 134.9% compared to net income for the third quarter of 2018. The third quarter of 2019 was negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $0.6 million, compared to a $1.6 million gain in the third quarter of 2018, as well as non-recurring items, described in more detail below, which totaled $1.6 million.
For the first nine months of 2019, net loss was $2.1 million, or $0.24 loss per diluted earnings per share. This compares to net income of $12.5 million, or $1.42 per diluted earnings per share for the first nine months of 2018. Excluding the financial results of ASTI (for the nine months ended September 30, 2019) and Munhall-Galvanized (for the first six months of 2019), net income for the first nine months of 2019 decreased $16.4 million, or 130.4% compared to net income for the first nine months of 2018. The first nine months of 2019 were negatively impacted by inventory price change losses which, on a pre-tax basis, totaled $5.7 million, compared to a $5.1 million gain for the first nine months of 2018, as well as non-recurring items, described in more detail below, which totaled $1.9 million.
The Company also reports its performance utilizing two non-GAAP financial measures: Adjusted Net (Loss) Income and Adjusted EBITDA. The Company's performance, as calculated under the two measures, is as follows:

•
Adjusted Net Loss for the third quarter of 2019 was $0.7 million, or $0.08 adjusted diluted loss per share, a decrease of $6.6 million from Adjusted Net Income of $5.8 million, or $0.65 adjusted diluted earnings per share for the third quarter of 2018. For the first nine months of 2019, Adjusted Net Loss was $0.4 million, or $0.04 per adjusted diluted loss per share, compared to $16.3 million Adjusted Net Income, or $1.84 adjusted diluted earnings per share for the first nine months of 2018.

•
Adjusted EBITDA decreased $7.5 million for the third quarter of 2019 to $2.8 million (3.7% of sales), from $10.3 million (13.2% of sales) for the third quarter of 2018. For the first nine months of 2019, Adjusted EBITDA was $10.9 million (4.6% of sales) compared to $28.2 million (13.6% of sales) for the first nine months of 2018.

The Company's results are periodically impacted by factors that are not included as adjustments to our non-GAAP measures, but which represent items that help explain differences in period to period results. As mentioned above, for the third quarter of 2019, the most significant of those was inventory price change losses which, on a pre-tax basis, totaled $0.6 million, compared to a $1.6 million gain in the third quarter of 2018, representing a decrease of $2.2 million in pre-tax income compared to the third quarter 2018. Additionally, during the third quarter, other significant non-recurring items occurred with an estimated pre-tax impact of $1.6 million in the third quarter and $1.9 million for the first nine months of 2019, and included the following:

•	Three year Long-Term Incentive Plan performance shares non-cash awards for 2017-2019 were accrued in the third quarter of 2019, at a cost of $0.7 million;

•	Several stop loss medical claims that resulted in charges in excess of $0.6 million in the third quarter of 2019;

•
Downtime associated with the heavy wall press outage; $0.3 million and $0.6 million, for the third quarter of 2019 and for the first nine months of 2019, respectively, of pre-tax earnings loss; anticipate additional pre-tax loss of $0.4 million in the fourth quarter of 2019. We have filed a claim with the insurance carrier.

“The third quarter was a continuation of weak demand and depressed pricing across most of our product lines and end markets,” said Craig C. Bram, President and CEO. “In spite of the challenging market, we experienced sequential volume growth over the second quarter for both welded stainless-steel pipe and seamless carbon pipe, taking market share in both product lines. However, prices were down over the second quarter by an average of 7.0%. Ornamental tube volume was off 3% from the second quarter, while prices were up 2.0%, and our galvanized tube showed mid-single digit volume and price declines from second quarter levels. Surcharges for nickel jumped in September and again in October. November surcharges were in line with October, but preliminary estimates for December show declining surcharges as nickel prices have fallen from the $8 plus per pound level reached in August. Backlog pricing for welded stainless-steel pipe is trending higher due to the increase in surcharges and improved product mix. Our storage tank business saw a decline in order activity in the third quarter as capital outlays by E&P customers were limited. Drilled but uncompleted wells have surged to over 3,800 in the Permian Basin alone. Responding to the market, we have reduced our headcount by one-third at our storage tank business. With the recent start-up of two new pipelines in the Permian basin, we expect to see order activity increase in the fourth quarter, assuming WTI prices hold at current levels. Our Specialty Chemical segment saw mid-single digit volume declines over the second quarter, but this was primarily driven by product mix. Pricing improved by 2.0% over the previous quarter,” said Bram.
Metals Segment
The Metals Segment's net sales for the third quarter of 2019 totaled $60.1 million, a decrease of $0.9 million or 1.5% from the third quarter of 2018. Excluding the net sales of ASTI, Metals Segment net sales for the third quarter of 2019 decreased $9.4 million, or 15.4%, compared to net sales for the third quarter of 2018.
Net sales for the first nine months of 2019 were $195.7 million, an increase of $32.8 million or 20.2% from the first nine months of 2018. Excluding the net sales of ASTI and Munhall-Galvanized (for the first six months of 2019), Metals Segment net sales for the first nine months of 2019 decreased $6.6 million, or 4.1%, compared to net sales for the first nine months of 2018.
Sales of seamless carbon pipe and tube were up 1.0% from last year’s third quarter. Storage tank and vessel sales decreased 38.4% from last year’s third quarter. Excluding ASTI, pipe and tube sales were down 13.6% from the third quarter of 2018.
The backlog for our subsidiary, Bristol Metals, LLC, as of September 30, 2019 was $32.2 million, a decrease of 13.3% when compared to the same date in 2018. The decline is primarily related to lower surcharges and customer pricing, with total pounds backlog up by 50.0%, but indexed components of pricing off between 6.0% and 11.0% in stainless product lines, and by 20.0% in galvanized products from prior year levels, as well as some reduction in base metal pricing. The backlog for our subsidiary, Palmer of Texas Tanks, Inc., as of September 30, 2019, was $4.9 million, a decrease of 75.3%, when compared to the same date in 2018. The decrease in backlog is attributable to a significant retrenchment in completion of wells in the Permian Basin during the third quarter, as well as stagnant oil prices that are down 25.0% from this time last year.
The Metals Segment's operating income decreased $7.6 million to $0.5 million for the third quarter of 2019 compared to $8.0 million for the third quarter of 2018. For the first nine months of 2019, operating income decreased for the Metals Segment by $20.0 million to an operating income of $3.1 million compared to operating income of $23.1 million for the same period of 2018.
Current quarter operating results were affected by the following factors:

a)
Nickel prices and resulting surcharges for 304 and 316 alloys ended the third quarter at the high point of 2019, with a late third quarter increase in surcharges between 15.0% to 18.0%, but still lower than prior year third quarter levels by between 6.0% and 11.0%. With much of the pricing in the third quarter based on prior lower surcharge levels, the third quarter generated a net unfavorable operating impact of $0.6 million related to metal pricing. Compared to a period of rising nickel prices in the third quarter of 2018, which generated metal pricing gains of $1.6 million, the third quarter of 2019 was unfavorable by $2.2 million compared to the third quarter of 2018;

b)
Operating profits for welded stainless pipe and galvanized tube operations (excluding ASTI commented on in note c below) declined approximately $5.3 million in the third quarter of 2019 compared to the prior year period. The decline is primarily related to the average pricing declines of approximately 16.0% that took place in the second quarter of 2019 and sustained at lower levels in the third quarter of 2019. While pounds increased an encouraging 3.0%, overall revenue declined $6.0 million, with a majority of that decline passing through to lower operating profit, offset only by a slightly lower average cost of goods sold of $.10 per pound. For the remainder of the year, we expect to see order book pricing increase as a reflection of recent October and November surcharge increases; however, due to timing of backlog shipments, we believe most of that benefit will come in the first quarter of 2020;

c)	The American Stainless acquisition increased third quarter of 2019 operating income by $0.9 million, with no comparable results in the prior year period; and

d)
Seamless carbon pipe and tube showed an increase of 12.1% pounds shipped, with energy related project business up 19.0% and general industrial up 9.0%. However, pricing pressures in the third quarter lowered the overall average selling price by 11.1%, lowering operating profit by approximately $1.2 million. We do expect energy market-based sales to remain low for the remainder of the year, and anticipate slightly lower general industrial sales in the fourth quarter based on normal year-end seasonal declines.

Specialty Chemicals Segment
Net sales for the Specialty Chemicals Segment in the third quarter of 2019 totaled $13.5 million, representing a $3.2 million or 19.4% decrease from the third quarter of 2018. Sales for the first nine months of 2019 were $41.5 million, a decrease of $3.8 million or 8.4% from 2018 results.
The decline of net sales during the third quarter is primarily attributable to opportunistic volume acquired in 2018 for seasonal asphalt additive products totaling $2.4 million that did not repeat in 2019. Lower raw material input costs negatively affected third quarter sales revenue by $0.8 million when compared to third quarter 2018 for customers that receive quarterly pricing. Through the first nine months of 2019, those same factors, non-repeating asphalt volume and lower raw material input costs, negatively affected sales revenue by $4.5 million and $1.2 million, respectively.
Operating income for the Specialty Chemicals Segment for the third quarter of 2019 was $0.8 million, a decrease of $0.5 million from the same quarter of 2018. The decline in operating income is directly related to the lower sales revenue and more tolled product being shipped in 2019 compared to 2018. Based on our 2018 and 2019 YTD analysis at the end of third quarter, revenue per pound is flat and material margin per pound is down by $0.01. For the first nine months of 2019, operating income for the Specialty Chemicals Segment was $2.4 million compared to operating income of $3.3 million for the same period of 2018. The prior year's first nine months included a one-time claim settlement gain of $0.3 million.
Other Items
Unallocated corporate expenses for the third quarter of 2019 increased $0.5 million or 25.0% to $2.4 million (3.2% of sales) compared to $1.9 million (2.4% of sales) for the same period in the prior year comparative period. The third quarter increase resulted primarily from higher stock compensation expense and professional fees. For the first nine months of 2019, unallocated corporate expenses increased $1.0 million or 17.9% to $6.6 million (2.8% of sales) from $5.6 million (2.7% of sales) in the prior year comparative period. For the first nine months of 2019, the increase to unallocated corporate expenses resulted primarily from higher professional fees and stock compensation expense.
Acquisition costs were $0.1 million for the third quarter of 2019 (all in unallocated SG&A), resulting from costs associated with the January 1, 2019 American Stainless acquisition. This compares to $0.4 million in acquisition cost ($0.2 million in unallocated SG&A and $0.2 million in Metals Segment SG&A) during the third quarter of 2018 resulting from costs associated with the 2018 MUSA-Galvanized acquisition. For the first nine months of 2019 acquisition costs were $1.8 million ($1.4 million recorded in Metals Segment Cost of Sales and $0.4 million in unallocated SG&A) compared to $1.1 million for the first nine months of 2018 ($0.3 million recorded in Metals Segment Cost of Sales and $0.8 million in unallocated SG&A) resulting from costs associated with the 2018 MUSA-Galvanized acquisition.
Interest expense was $0.9 million and $0.6 million for the third quarters of 2019 and 2018, respectively. Interest expense was $3.0 million and $1.3 million for the first nine months of 2019 and 2018, respectively. The increase was related to higher average debt outstanding in the third quarter and the first nine months of 2019, as additional borrowings were primarily related to acquisitions and to support increased working capital requirements.
The effective tax rate was 10.6% and 23.6% for the three and nine-month periods ended September 30, 2019. The effective tax rate for the three month period ended September 30, 2019 was lower than the statutory rate of 21.0% due to state taxes, net of the federal benefit, and discrete tax benefits on our stock compensation plan. The Company’s effective tax rate was approximately equal to the U.S. statutory rate of 21.0% for the nine months ended September 30, 2019
The effective tax rate was 22.0% for the three and nine-month periods ended September 30, 2018, respectively. The Company’s effective tax rate was approximately equal to the U.S. statutory rate of 21.0%.
The Company's cash balance decreased $1.9 million to $0.3 million as of September 30, 2019 compared to $2.2 million at December 31, 2018. Fluctuations affecting cash flows during the nine months ended September 30, 2019 were comprised of the following:

a)
Net inventories decreased $8.0 million at September 30, 2019 when compared to December 31, 2018, mainly due to efforts to balance inventory with projected business levels. Excluding the impact of acquired inventory as a result of the American Stainless acquisition, the Company generated $14.0 million of operating cash flows from the relief of inventory during the nine months ended September 30, 2019. Inventory turns decreased slightly from 1.81 turns at December 31, 2018, calculated on a three-month average basis, to 1.78 turns at September 30, 2019;

b)
Accounts payable increased $0.5 million as of September 30, 2019 as compared to December 31, 2018. Accounts payable days outstanding were approximately 32 days at September 30, 2019 compared to 37 days at December 31, 2018;

c)
Net accounts receivable increased $0.8 million at September 30, 2019 as compared to December 31, 2018, which primarily resulted from the addition of ASTI’s sales and receivables following the January 1, 2019 acquisition, offset partially by a reduction in days outstanding of four days due to better collection experience at the end of the third quarter. Days sales outstanding, calculated using a nine-month average basis, was 48 days outstanding at September 30, 2019 and for the year ended December 2018, respectively;

d)	On January 1, 2019, the Company paid $21.9 million to complete the American Stainless acquisition;

e)	The Company purchased and sold equity securities during the nine-month period ended September 30, 2019, which resulted in net cash proceeds of $0.5 million;

f)	Capital expenditures for the first nine months of 2019 were $2.8 million; and

g)	The Company paid $2.9 million during the first nine months of 2019 related to the earn-out liabilities from the 2019 American Stainless, 2018 MUSA-Galvanized and 2017 MUSA-Stainless acquisitions.
The Company had $83.1 million of total borrowings outstanding with its lender as of September 30, 2019. Since January 1, 2019 when the Company borrowed $22.7 million to fund the American Stainless acquisition ($20.0 million term loan and $2.7 million against the Company’s line of credit), the Company has reduced borrowings by $16.0 million ($2.7 million term loan and $13.3 million line of credit). Covenants under the Credit Agreement include maintaining a minimum fixed charge coverage ratio, maintaining a minimum tangible net worth, and a limitation on the Company’s maximum amount of capital expenditures per year, which is in line with currently projected needs. As of September 30, 2019, the Company had $16.9 million of remaining available capacity under its line of credit. The Company was in compliance with all covenants as of September 30, 2019.
Outlook
With less than two months remaining in 2019, we see no signs of improving demand in our end markets.  Inventory levels in the welded stainless steel pipe market have normalized, which is a prerequisite for stronger order activity going forward, but is too late to provide any benefit to the current year.  We are now projecting Adjusted EBITDA for 2019 of approximately $15.0 million.  This forecast takes into consideration the negative impact of inventory price change losses for the year of $5.5 million and $1.9 million in non-recurring items.  We do anticipate inventory price change gains of $250,000 in the fourth quarter, reflecting the recent higher surcharges.  The Company continues to make excellent progress in reducing its debt.  The target for net debt at year-end 2019 is $67.0 million.
Synalloy Corporation (Nasdaq: SYNL) is a growth-oriented company that engages in a number of diverse business activities including the production of stainless steel pipe and tubing, galvanized pipe and tubing, fiberglass and steel storage tanks, specialty chemicals, and the master distribution of seamless carbon pipe and tubing. For more information about Synalloy Corporation, please visit our web site at www.synalloy.com.

Forward-Looking Statements
This earnings release includes and incorporates by reference "forward-looking statements" within the meaning of the federal securities laws. All statements that are not historical facts are "forward-looking statements." The words "estimate," "project," "intend," "expect," "believe," "should," "anticipate," "hope," "optimistic," "plan," "outlook," "should," "could," "may" and similar expressions identify forward-looking statements. The forward-looking statements are subject to certain risks and uncertainties, including without limitation those identified below, which could cause actual results to differ materially from historical results or those anticipated. Readers are cautioned not to place undue reliance on these forward-looking statements. The following factors could cause actual results to differ materially from historical results or those anticipated: adverse economic conditions; the impact of competitive products and pricing; product demand and acceptance risks; raw material and other increased costs; raw materials availability; employee relations; ability to maintain workforce by hiring trained employees; labor efficiencies; customer delays or difficulties in the production of products; new fracking regulations; a prolonged decrease in oil and nickel prices; unforeseen delays in completing the integrations of acquisitions; risks associated with mergers, acquisitions, dispositions and other expansion activities; financial stability of our customers; environmental issues; negative or unexpected results from tax law changes; unavailability of debt financing on acceptable terms and exposure to increased market interest rate risk; inability to comply with covenants and ratios required by our debt financing arrangements; ability to weather an economic downturn; loss of consumer or investor confidence and other risks detailed from time-to-time in the Company's Securities and Exchange Commission filings. The Company assumes no obligation to update the information included in this release.
Non-GAAP Financial Information
Financial statement information included in this earnings release includes non-GAAP (Generally Accepted Accounting Principles) measures and should be read along with the accompanying tables which provide a reconciliation of non-GAAP measures to GAAP measures.
Adjusted Net (Loss) Income and Adjusted Diluted Earnings per Share are non-GAAP measures and exclude discontinued operations, goodwill impairment, stock option / grant costs, straight line lease costs, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income. They also utilize a constant effective tax rate to reflect tax neutral results.
Adjusted EBITDA is a non-GAAP measure and excludes discontinued operations, goodwill impairment, interest expense, change in fair value of interest rate swap, income taxes, depreciation, amortization, stock option / grant costs, straight line lease cost, acquisition costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, realized and unrealized (gains) and losses on investments in equity securities, casualty insurance gain, all (gains) losses associated with a Sale-Leaseback, and retention costs from net income.
Management believes that these non-GAAP measures provide additional useful information to allow readers to compare the financial results between periods. Non-GAAP measures should not be considered as an alternative to any measure of performance or financial condition as promulgated under GAAP, and investors should consider the Company's performance and financial condition as reported under GAAP and all other relevant information when assessing the performance or financial condition of the Company. Non-GAAP measures have limitations as analytical tools, and investors should not consider them in isolation or as a substitute for analysis of the Company's results or financial condition as reported under GAAP.
Contact: Dennis Loughran at (804) 822-3266

Synalloy Corporation Comparative Analysis
Condensed Consolidated Statement of Operations
(Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine months ended September 30,
(unaudited)	2019	2018	2019	2018
Net sales
Metals Segment	$60,121	$61,024	$195,728	$162,891
Specialty Chemicals Segment	13,519	16,769	41,494	45,276
	$73,640	$77,793	$237,222	$208,167
Operating income
Metals Segment	$450	$7,984	$3,079	$23,091
Specialty Chemicals Segment	846	1,355	2,387	3,325

Unallocated expense (income)
Corporate	2,369	1,895	6,622	5,617
Acquisition costs	90	181	392	871
Earn-out adjustments	(1,242)	(269)	(1,643)	2,193
Operating income	79	7,532	95	17,735
Interest expense	944	586	2,978	1,304
Change in fair value of interest rate swap	21	(7)	145	(100)
Other expense (income), net	180	493	(224)	523
Net (loss) income before income taxes	(1,066)	6,460	(2,803)	16,008

(Benefit) provision for income taxes	(113)	1,425	(660)	3,461

Net (loss) income	$(953)	$5,035	$(2,143)	$12,547

Net (loss) income per common share
Basic	$(0.11)	$0.57	$(0.24)	$1.43
Diluted	$(0.11)	$0.56	$(0.24)	$1.42

Average shares outstanding
Basic	8,995	8,829	8,969	8,784
Diluted	8,995	8,934	8,969	8,858

Other data:
Adjusted EBITDA (1)	2,760	10,283	10,934	28,233

(1) The term Adjusted EBITDA is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results to determine the value of a company. An item is included in the measure if its periodic value is inconsistent and sufficiently material that not identifying the item would render period comparability less meaningful to the reader or if including the item provides a clearer representation of normalized periodic earnings.  The Company includes in Adjusted EBITDA two categories of items: 1) Base EBITDA components, including: earnings before discontinued operations, interest (including change in fair value of interest rate swap), income taxes, depreciation and amortization, and 2) Material transaction costs including: goodwill impairment, acquisition costs, acquisition related retention costs, shelf registration costs, earn-out adjustments, gain on excess death benefit, (gains) losses associated with Sale-leaseback, stock option/grant costs, slight-line lease cost and other adjustments (lesser value items meeting the criteria, where cumulative impact in a period is material). For a reconciliation of this non-GAAP measure to the most comparable GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown on next page.

Reconciliation of Net (Loss) Income to Adjusted EBITDA

Dollars in thousands	Three Months Ended September 30,		Nine months ended September 30,
(unaudited)	2019	2018	2019	2018
Consolidated
Net (loss) income	$(953)	$5,035	$(2,143)	$12,547
Adjustments:
Interest expense	944	586	2,978	1,304
Change in fair value of interest rate swap	21	(7)	145	(100)
Income taxes	(113)	1,425	(660)	3,461
Depreciation	1,858	1,710	5,690	4,584
Amortization	871	616	2,614	1,763
EBITDA	2,628	9,365	8,624	23,559
Acquisition costs (1)	90	396	1,763	1,131
Shelf registration costs	—	54	10	54
Earn-out adjustments	(1,242)	(269)	(1,643)	2,193
(Gain) loss on equity securities	180	494	(193)	523
Stock option / grant costs	908	206	1,760	622
Straight line lease cost	144	92	432	276
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(251)
Retention expense	51	29	181	126
Adjusted EBITDA	$2,760	$10,283	$10,934	$28,233
% sales	3.7%	13.2%	4.6%	13.6%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(566)	$1,607	$(5,730)	$5,133
Inventory cost adjustments	(73)	(15)	77	171
Aged inventory adjustment	(53)	58	(45)	22
Manufacturing variances	(8)	585	16	984
Total other (unfavorable) favorable impacts	$(700)	$2,235	$(5,682)	$6,310

Metals Segment
Operating income	$450	$7,984	$3,079	$23,091
Depreciation expense	1,461	1,321	4,476	3,403
Amortization expense	871	616	2,614	1,758
EBITDA	2,782	9,921	10,169	28,252
Acquisition costs	1	216	1,371	260
Stock option / grant costs	195	52	405	152
Amortized gain on sale of assets - sale-leaseback	—	(60)		(180)
Retention expense	26	29	106	126
Metals Segment Adjusted EBITDA	$3,004	$10,158	$12,051	$28,610
% segment sales	5.0%	16.6%	6.2%	17.6%

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(566)	$1,607	$(5,730)	$5,133
Inventory cost adjustments	(82)	4	53	184
Aged inventory adjustment	(67)	(6)	(50)	(41)
Manufacturing variances	37	616	244	1,210
Total other (unfavorable) favorable impacts	$(678)	$2,221	$(5,483)	$6,486

Specialty Chemicals Segment
Operating income	$846	$1,355	$2,387	$3,325
Adjustments:
Depreciation expense	355	352	1,094	1,069
Amortization expense	—	—	—	6
EBITDA	1,201	1,707	3,481	4,400
Stock option / grant costs	108	26	204	77
Amortized gain on sale of assets - sale-leaseback	—	(24)	—	(71)
Specialty Chemicals Segment Adjusted EBITDA	$1,310	$1,709	$3,686	$4,406
% segment sales	9.7%	10.2%	8.9%	9.7%

Other (unfavorable) favorable impacts to income (2):
Inventory cost adjustments	$(9)	$(19)	$(24)	$(13)
Aged inventory adjustment	(14)	64	(5)	63
Manufacturing variances	45	(31)	228	(227)
Total other (unfavorable) favorable impacts	$22	$14	$199	$(177)

(1) Acquisition costs include the amortization of the incremental fair value above predecessor cost associated with acquired inventory that was sold during the quarter.

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted EBITDA, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Reconciliation of (Loss) Income and (Loss) Earnings Per Share to Adjusted Net (Loss) Income and Adjusted (Loss) Earnings Per Share (Amounts in thousands, except per share data)

	Three Months Ended September 30,		Nine months ended September 30,
(unaudited)	2019	2018	2019	2018

(Loss) income before taxes	$(1,066)	$6,460	$(2,803)	$16,008

Adjustments:
Acquisition costs	90	396	1,763	1,131
Shelf registration costs	—	54	10	54
Earn-out adjustments	(1,242)	(269)	(1,643)	2,193
(Gain) loss on investments in equity securities	180	494	(193)	523
Stock option / grant costs	908	206	1,760	622
Straight line lease cost	144	92	432	276
Amortized gain on sale of assets - sale-leaseback	—	(84)	—	(251)
Retention expense	51	29	181	126
Adjusted (loss) income before income taxes	(935)	7,378	(493)	20,682
(Benefit) provision for income taxes at 21%	(196)	1,549	(103)	4,343

Adjusted net (loss) income	$(739)	$5,829	$(390)	$16,339

Average shares outstanding, as reported
Basic	8,995	8,829	8,969	8,784
Diluted	8,995	8,934	8,969	8,858

Adjusted net income per common share
Basic	$(0.08)	$0.66	$(0.04)	$1.86
Diluted	$(0.08)	$0.65	$(0.04)	$1.84

Other (unfavorable) favorable impacts to income (2):
Inventory price change (loss) gain	$(566)	$1,607	$(5,730)	$5,133
Inventory cost adjustment	(73)	(15)	77	171
Aged inventory adjustment	(53)	58	(45)	22
Manufacturing variance	(8)	585	16	984

Total other (unfavorable) favorable impacts	$(700)	$2,235	$(5,682)	$6,310
Other impacts, net of tax	$(553)	$1,766	$(4,489)	$4,985

(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.

Condensed Consolidated Balance Sheets (Dollars in thousands)
(unaudited)	September 30, 2019	December 31, 2018

Assets
Cash	$254	$2,220
Accounts receivable, net	41,912	41,065
Inventories, net	106,204	114,201
Other current assets	12,401	9,983
Total current assets	160,771	167,469

Property, plant and equipment, net	40,729	40,925
Right-of-use assets, operating leases	36,102	—
Goodwill	17,558	9,800
Intangible assets, net	16,586	9,696
Other assets	388	508
Total assets	$272,134	$228,398

Liabilities and Shareholders' Equity
Accounts payable	$25,564	$25,074
Accrued expenses and other current liabilities	12,696	12,163
Current portion of long-term debt	4,000	—
Current portion operating lease liabilities	3,544	—
Current portion of finance lease liabilities	253	—
Total current liabilities	46,057	37,237

Long-term debt	79,108	76,405
Long-term portion of earn-out liability	4,453	4,703
Long-term portion of operating lease liabilities	33,942	—
Long-term portion of finance lease liabilities	398	—
Long-term portion of deferred sale-leaseback gain	—	5,599
Other long-term liabilities	155	1,717
Deferred income taxes	992	253
Shareholders' equity	107,028	102,484
Total liabilities and shareholders' equity	$272,134	$228,398

Note: The condensed consolidated balance sheet at December 31, 2018 has been derived from the audited consolidated financial statements at that date.

Reconciliation of Forecasted 2019 Net Loss to Forecasted 2019 Adjusted EBITDA
Dollars in thousands
(unaudited)	2019 Forecast
Consolidated
Net loss	$(2,450)
Adjustments:
Interest expense	3,978
Income taxes	(568)
Depreciation	7,636
Amortization	3,486
EBITDA	12,082
Earn-out adjustments	(1,572)
Acquisition costs	1,761
Stock option / grant costs	2,051
Shelf registration costs	10
Loss on investments	(193)
Straight line lease cost	560
Retention expense	232
Adjusted EBITDA	$14,931

Other favorable (unfavorable) impacts to income (2)
Inventory price change loss	$(5,473)
Inventory cost adjustments	90
Aged inventory adjustment	(45)
Manufacturing variances	(241)
Total other unfavorable impacts	$(5,669)
(2) Other favorable (unfavorable) impacts to income - listed to provide investors with insight into financial impacts, that cannot be included in the Non-GAAP measure Adjusted Net Income, but management believes can provide insight into underlying operational earnings associated with the respective period's activity level. The items include a) inventory price change - the calculated value that profits improved (declined) due to the increase (decrease) in metal and alloy pricing indices during the period, and b)inventory valuation adjustments - value of periodic adjustment to inventory carrying value unrelated to periodic earnings including i) reserve for lower of cost or net realizable value, ii) reserve for aged inventory and iii) manufacturing variances - the calculated value of manufacturing absorption deferred into inventory to be amortized in a later period, rather than being shown in the period that created the benefit or cost.